     UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2010

Artio Global Investors Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34457	13-6174048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 Madison Ave. New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 297-3600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Definitive Material Agreement

On June 3, 2010, Artio Global Investors Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman, Sachs & Co. as representative of the several underwriters named in Schedule I thereto (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell and the Underwriters agreed to purchase for resale to the public (the “Offering”), subject to the terms and conditions therein, 3,770,229 shares of the Company’s Class A common stock, par value $0.001 (the “Stock”), at a price per share of $17.33 to the public less an underwriting discount of $0.8665 per share. The Underwriters have an option to purchase up to an additional 565,534 shares of Stock at the same price per share. The Offering closed on June 9, 2010. The Stock sold pursuant to the Underwriting Agreement in connection with the Offering was registered pursuant to an effective registration statement on Form S-1 that the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Company used the net proceeds of the Offering to purchase and subsequently cancel an aggregate of 3,770,229 shares of Stock acquired upon the exchange of New Class A Units of Artio Global Holdings LLC (“Holdings”) from Richard Pell (“Pell”) and Rudolph-Riad Younes (“Younes” and, together with Pell, the “Principals”).

This summary does not purport to be complete and is qualified by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02  Unregistered Sale of Equity Securities

           Pursuant to the Exchange Requests (as defined in the Exchange Agreement, as amended, entered into by and among the Company, the Principals and the trusts controlled by the Principals) delivered by each Principal on June 9, 2010, the Company issued 4.2 million restricted shares of Stock to each of Pell and Younes in exchange for an equivalent number of New Class A Units of Holdings on June 9, 2010 in connection with the closing of the Offering (the “Exchange”). At the time of the Exchange, an equivalent number of shares of Class B common stock were surrendered by the Principals, and cancelled. The Exchange was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Exchange, in addition to the exchange previously made by each of the Principals on May 18, 2010 of 3.0 million New Class A Units of Holdings (the “Initial Exchange”), brings the aggregate amount of New Class A Units of Holdings exchanged by the Principals in connection with the Offering to 14.4 million.

           In addition, as described in prior reports, the Initial Exchange, the Exchange, and any subsequent exchange and/or sale of New Class A Units to the Company, are expected to result in an increase in the tax basis of tangible and intangible assets of Holdings with respect to such New Class A Units exchanged or acquired. This increase in tax basis is likely to increase (for tax purposes) depreciation and amortization allocable to the Company from Holdings and therefore reduce the amount of income tax the Company would otherwise be required to pay in the future. Pursuant to a Tax Receivable Agreement with the Principals, the Company is required to pay to each of them 85% of the amount of the reduction in tax payments, if any, in U.S. federal, state and local income tax that the Company realizes as a result of the increases in tax basis created by each Principal’s exchanges described above.  See "Related Party Transactions—Tax Receivable Agreement" in the prospectus filed pursuant to Rule 424(b) on June 7, 2010 for further details (File No. 333-166992).

           The information in this Current Report on Form 8-K and the exhibits filed herewith shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description
Exhibit 10.1	Underwriting Agreement dated as of June 3, 2010 between Artio Global Investors Inc. and Goldman, Sachs & Co., as representative of the underwriters named in Schedule I thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Artio Global Investors Inc.

Date: June 9, 2010	By:	/s/ Adam Spilka
	Name:	Adam Spilka
	Title:	General Counsel and Corporate Secretary